Exhibit 20.2


                         MDSI MOBILE DATA SOLUTIONS INC.

                            MANAGEMENT PROXY CIRCULAR

                              as at March 25, 1999

SOLICITATION OF PROXIES

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of MDSI Mobile Data Solutions Inc. ("MDSI" or the "Company") for the use at the Annual and Special Meeting of Shareholders of the Company to be held on Thursday, May 6, 1999 (the "Meeting") and any adjournment thereof at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors and regular employees of the Company. All costs of solicitation will be borne by the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are the Chairman and the Chief Executive Officer of the Company. A shareholder wishing to appoint some other person (who need not be a shareholder) to represent him at the Meeting has the right to do so, either by inserting such person's name in the blank space provided in the form of proxy and striking out the two printed names or by completing another form of proxy. A proxy will not be valid unless the completed and signed form of proxy is received by Montreal Trust Company of Canada, 4th Floor - 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, by 5:00 p.m. of the last business day (excluding Saturdays, Sundays and holidays) preceding the day of the Meeting or any adjournment thereof, or is delivered to the Chairman of the Meeting prior to the commencement of the Meeting or any adjournment thereof.

Pursuant to Section 148(4) of the Canada Business Corporations Act (the "Act"), a shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, 1040 - 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9, at any time up to and including the last business day preceding the day of the Meeting, or if adjourned, any reconvening thereof, or to the Chairman of the Meeting on the day of the Meeting or, if adjourned, any reconvening thereof or in any other manner provided by law. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

VOTING OF SHARES REPRESENTED BY PROXY AND DISCRETIONARY POWERS

Shares represented by proxies may be voted by the proxyholder on a show of hands, except where the proxyholder has conflicting instructions from more than one shareholder, in which case such proxyholder will not be entitled to vote on a show of hands. In addition, shares represented by proxies will be voted on any poll. In either case, where a choice with respect to any matter to be acted upon has been specified in the proxy, the shares will be voted or withheld from voting in accordance with the specification so made.

SUCH SHARES WILL BE VOTED FOR EACH MATTER IN FAVOUR OF NO CHOICE HAS BEEN SPECIFIED BY THE SHAREHOLDER.

The enclosed form of proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgement on such matters or business. At the time of the printing of this Management Proxy Circular, the management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

RECORD DATE AND RIGHT TO VOTE

The record date for the determination of shareholders entitled to receive notice of the Meeting has been fixed at Wednesday, March 31, 1999.

Every shareholder of record at the close of business on March 31, 1999 who personally attends the Meeting will be entitled to vote at the Meeting or any adjournment(s) thereof, except to the extent that:

(a) such shareholder has transferred the ownership of any of his shares after March 31, 1999; and

(b) the transferee of those shares produces properly endorsed share certificates, or otherwise establishes that he owns the shares, and demands, not later than 10 days before the Meeting, that his name be included in the list of shareholders entitled to vote at the Meeting, in which case the transferee is entitled to vote those shares at the Meeting.

A person duly appointed under an instrument of proxy will be entitled to vote the shares represented thereby only if the proxy is properly completed and delivered in accordance with the requirements set out under the heading "APPOINTMENT AND REVOCATION OF PROXIES" and has not been revoked.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 25, 1999, the Company has issued and outstanding 7,241,664 fully paid and non-assessable Common shares, each share carrying the right to one vote. THE COMPANY HAS NO OTHER CLASSES OF VOTING SECURITIES.

To the knowledge of the directors and senior officers of the Company, the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company are:


  Name                              Number of Shares          Percentage
  ----                              ----------------          ----------

  CDS & Co. (1)                        2,224,743                30.7%

  Cede & Co. (1)                       4,022,930                55.6%

Note
(1) The Company has no knowledge of the beneficial ownership of these shares registered in the name of a clearing agency.

ELECTION OF DIRECTORS

The Board of Directors presently consists of eight directors. It is intended to elect eight directors for the ensuing year.

The term of office of each of the present directors expires at the Meeting. The persons named below will be presented for election at the Meeting as management's nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees. Management does not contemplate that any of these nominees will be unable to serve as a director. Each director elected will hold office until the next annual meeting of shareholders of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the By-laws of the Company, or the provisions of the Act.

Pursuant to Section 171 of the Act, the Company is required to have an Audit Committee. As at the date hereof, the members of the Audit Committee are Terrence P. McGarty, Gerald F. Chew and Bruno Ducharme.

The following table sets out the names of the nominees for election as directors, the country in which each is ordinarily resident, all offices of the Company now held by each of them, their principal occupations, the period of time for which each has been a director of the Company, and the number of Common shares of the Company or any of its subsidiaries beneficially owned by each, directly or indirectly, or over which control or direction is exercised, as at the date hereof.


                                                                                                           Date of
                                                                                                      Appointment as a
       Name, Position and                                                                             Director of the      Shares
    Country of Residence (1)   Principal Occupation or Employment(1)                                     Company          Owned (1)
    ------------------------   -------------------------------------                                     -------          ---------
Erik Dysthe                    Chairman  of the  Company,  November  1998  to  date,  previously     September 1995        478,662
Director and Chairman          Chairman and Chief  Executive  Officer of the Company,  September
of the Company                 1995 to  date;  Chairman  and  Chief  Executive  Officer  of MDSI
Resident of Canada             Mobile  Data  Solutions  Canada  Inc.  ("MDSI  Canada"),  1993 to
                               October 1998.

Kenneth R. Miller              Chief Executive  Officer of the Company;  previously  President &     September 1995        275,054
Director and Chief Executive   Chief  Operating  Officer  of  the  Company,   February  1996  to
Officer of the Company         February 1999; previously  Vice-President,  Finance and Secretary
Resident of Canada             of the Company  September  1995 to February 1996; and MDSI Canada
                               July  1995  to  February   1996;   President, Southview   Equities
                               Ltd., June 1987 to present.

Terrence P. McGarty            President,  Zepher Telecommunications 1998 to present; Chairman &     December 1995           1,170
Director                       Chief Executive Officer, The Telmarc Group Inc., 1992 to 1998.
Resident of the United States

Robert C. Harris, Jr.          Senior  Managing  Director,  Bear,  Stearns & Co. Inc.,  November     December 1995          18,413
Director                       1997  to  date;  Managing  Director,  Unterberg  Harris,  1989 to
Resident of the United States  November 1997.

Gerald F. Chew                 Executive  Vice  President,  Ancora  Capital & Management  Group,     December 1995             Nil
Director                       LLC, 1998 to present; Chief Operating Officer,  SpotMagic,  Inc.,
Resident of the United States  1996 to 1997;  Executive  Director of Strategy  Development,  U S
                               WEST, Inc., 1992 to 1996.

Bruno Ducharme                 President and Chief Executive Officer,  Telesystem  International     May 1996                  Nil
Director                       Wireless  Services  Inc.;  held senior  officer  positions  since
Resident of Canada             company's inception in 1991.

Marc Rochefort                 Senior  Partner,  Desjardins  Ducharme  Stein  Monast, General        May 1996                1,780
Director                       Partnership, Barristers & Solicitors, 1993 to date.
Resident of Canada

John T. McLennan               President,  Jenmark  Consulting  Inc.,  1998 to date;  previously     February 1998             Nil
Director                       President and Chief Executive Officer,  Bell Canada Inc., 1994 to
Resident of Canada             1997.


--------------------------------
Note
(1) The information as to country of residence, principal occupation, and shares beneficially owned is not within the knowledge of the management of the Company and has been furnished by the respective nominees. The principal occupation or employment of the directors are for the past five years. Share information does not include Common shares issuable upon exercise of options.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Company's compensation program for all executive officers is administered by the Compensation Committee of the Board of Directors which is composed of two non-employee directors and one-employee director. The compensation of the Chairman, Chief Executive Officer (CEO) and the President and Chief Operating Officer (COO) is determined by Compensation Committee. The Chairman and the CEO had variable components to their compensation in the past financial year based on certain performance criteria. With respect to compensation for executive officers other than the Chairman, the CEO or the President and COO, the Board of Directors reviews a compensation proposal prepared by the CEO and the President and COO, and approved by the Compensation Committee.

Objectives

The primary objectives of the Company's executive compensation program are to enable the Company to attract, motivate and retain outstanding individuals and to align their success with that of the Company's shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The level of compensation paid to an individual is based on the individual's overall experience, responsibility and performance. The Company's executive compensation program consists of a base salary, performance bonuses and stock options. The Company furnishes other benefits to certain of its officers and other employees.

Chief Executive Officers and Executive Officers

There are currently 15 executive officers of the Company. For purposes of this section, "executive officer" of the Company means an individual who at any time during the year was the Chairman or a Vice-Chairman of the board of directors, where such person performed the functions of such office on a full-time basis; the President; any Vice-President in charge of a principal business unit such as sales, finance or production; any officer of the Company or of a subsidiary of the Company, and any other person who performed a policy-making function in respect of the Company.

Employment Agreements

The Company has entered into employment agreements with each of its Named Executive Officers (as hereinafter defined), providing for base salaries and incentive plan bonuses as approved by the Board of Directors of the Company, medical and dental benefits and reimbursement for certain expenses approved by the Company.

Termination Arrangements

The Company may terminate any of its officers for cause without any payment of any kind of compensation, except for such compensation earned to the date of such termination. The Company may terminate any of its officers without cause by giving notice and upon payment of all salary and bonuses owing up to the date of termination and a lump sum termination payment equal to their base annual salary. Any officer may terminate their employment with the Company at any time by giving four weeks written notice to the Board of Directors of the Company. In the event of a takeover or change of control of the Company, any officer of the Company may elect to terminate their employment and receive, in addition to compensation earned to the date of his termination, a lump sum payment equal to their annual base salary. If an officer is terminated by the Company within two years after such takeover or change in control, such officer is also entitled to compensation earned to the date of termination and a lump-sum payment equal to his annual base salary.

Pension Arrangements

The Company and its subsidiaries do not have any pension arrangements in place for the Named Executive Officers or any other officers.

Summary Compensation Table
The following table sets forth all compensation paid in respect of the individuals who were, at any time during the 1998, 1997 and 1996 financial years of the Company, Chief Executive Officer of the Company or its subsidiaries and the four most highly compensated executive officers among the Company and its subsidiaries (collectively "Named Executive Officers"):



                                                                          Annual Compensation (in $Cdn)
                                                                    -------------------------------------------      Long Term
                                                                                                                Compensation Awards
                                                                                                                --------------------
                                                                                                 Other Annual     Securities Under
                                                     Years Ending      Salary         Bonus      Compensation       Options (#)
Name and Principal Position                          December 31         ($)           ($)            ($)
--------------------------------------------------- --------------- -------------- ------------- -------------- --------------------
Kenneth R. Miller                                        1998          180,632         Nil            N/A              150,000
Chief Executive Officer                                  1997          115,436         Nil            N/A                7,500
                                                         1996          106,242         Nil            N/A               65,000

--------------------------------------------------- --------------- -------------- ------------- -------------- --------------------
Erik Dysthe                                              1998          178,959         Nil            N/A               50,000
Chairman of the Board                                    1997          115,008        4,370           N/A                7,500
                                                         1996          114,036         Nil            N/A               10,000

--------------------------------------------------- --------------- -------------- ------------- -------------- --------------------
Robert Campbell(1)                                       1998          135,000      106,532           N/A               35,000
Vice President, Telecommunications/Cable                 1997          135,000       94,162           N/A                5,000
                                                         1996           67,286      130,000           N/A               25,000

--------------------------------------------------- --------------- -------------- ------------- -------------- --------------------
Glenn Y. Kumoi(2)                                        1998          258,359         Nil            N/A                5,000
General Counsel                                          1997          192,686         Nil            N/A                4,000
                                                         1996           28,752         Nil            N/A                7,500

--------------------------------------------------- --------------- -------------- ------------- -------------- --------------------
Douglas Engerman(3)                                      1998          201,029      186,882(4)        N/A               30,000
Vice President, Utilities                                1997           94,065      208,395(5)        N/A               Nil

--------------------------------------------------- --------------- -------------- ------------- -------------- --------------------

(1)       Mr. Campbell joined the Company in February 1996.
(2)       Mr. Kumoi joined the Company in October 1996.
(3)       Mr. Engerman joined the Company in July 1997.
(4)(5) Non-recurring bonus paid to Mr. Engerman in connection with the Company's acquisition of Alliance Systems, Incorporated.

Stock Options

          The following table sets forth stock options granted by the Company during the financial year ended December 31, 1998 to any of the Named Executive Officers:


                                    Option Grants During the Financial Year Ended December 31, 1998
------------------------------------------- ----------------- ---------------- ---------------- ------------------- ----------------
                   Name                        Securities       % of Total       Exercise or     Market Value of    Expiration Date
                                             Under Options    Options Granted    Base Price         Securities
                                              Granted (#)      to employees     ($/Security)        Underlying
                                                               in Financial                       Options on the
                                                                   Year                           Date of Grant
                                                                                                   ($/Security)
------------------------------------------- ----------------- ---------------- ---------------- ------------------- ----------------
Kenneth R. Miller                                75,000            9.6%            $15.50             $15.50        September 16,
Chief Executive Officer                          75,000            9.6%            $20.00             $20.00        2003
                                                                                                                    October 27, 2003
------------------------------------------- ----------------- ---------------- ---------------- ------------------- ----------------
Erik Dysthe                                      50,000            6.4%            $15.50             $15.50        September 16,
Chairman of the Board                                                                                               2003

------------------------------------------- ----------------- ---------------- ---------------- ------------------- ----------------
Robert Campbell                                  35,000            4.5%            $20.00             $20.00        February 28,
Vice President, Telecommunications/Cable                                                                            2003

------------------------------------------- ----------------- ---------------- ---------------- ------------------- ----------------
Glenn Y. Kumoi                                    5,000            0.6%            $15.50             $15.50        September 16,
General Counsel                                                                                                     2003

------------------------------------------- ----------------- ---------------- ---------------- ------------------- ----------------
Douglas Engerman                                 30,000            3.9%            $15.50             $15.50        September 16,
Vice President, Utilities                                                                                           2003

------------------------------------------- ----------------- ---------------- ---------------- ------------------- ----------------

The following table sets forth details of each exercise of stock options during the financial year ended December 31, 1998 by any of the Named Executive Officers, and the financial year end value of unexercised options on an aggregate basis:



                            Aggregated Options Exercised During the Financial Year Ended December 31, 1998
                                                 And Financial Year-End Option Values

---------------------------------------------- --------------- ---------------- --------------------- ------------------------------
                    Name                         Securities       Aggregate     Unexercised Options    Value of Unexercised in the
                                                Acquired on    Value Realized      At FY-End (#)         Money-Options at FY-End
                                                Exercise (#)         ($)            Exercisable/             ($) Exercisable/
                                                                                   Unexercisable            Unexercisable (1)

---------------------------------------------- --------------- ---------------- --------------------- ------------------------------
Kenneth R. Miller                              Nil             Nil              98,333 (exercisable)    $1,220,266 (exercisable)
Chief Executive Officer                                                         124,167(unexercisable)  $1,161,284 (unexercisable)

---------------------------------------------- --------------- ---------------- --------------------- ------------------------------
Erik Dysthe                                    Nil             Nil              49,530 (exercisable)      $604,460 (exercisable)
Chairman of the Board                                                           30,002 (unexercisable)   $361,371  (unexercisable)

---------------------------------------------- --------------- ---------------- --------------------- ------------------------------
Robert Campbell                                Nil             Nil              28,194 (exercisable)      $447,163 (exercisable)
Vice President, Telecommunications/Cable                                        36,806 (unexercisable)    $273,337 (unexercisable)

---------------------------------------------- --------------- ---------------- --------------------- ------------------------------
Glenn Y. Kumoi                                 Nil             Nil              7,624  (exercisable)       $75,597 (exercisable)
General Counsel                                                                 8,876  (unexercisable)     $91,653 (unexercisable)

---------------------------------------------- --------------- ---------------- --------------------- ------------------------------
Douglas Engerman                               Nil             Nil              0      (exercisable)            $0 (exercisable)
Vice President, Utilities                                                       30,000 (unexercisable)    $360,000 (unexercisable)

---------------------------------------------- --------------- ---------------- --------------------- ------------------------------

(1)  Based on TSE closing price of $27.50 on December 31, 1998.

Compensation of Directors

In November 1998 the Company commenced paying its outside directors a meeting stipend of US$2,500 for each board meeting they attended in person and US$1,000 for certain committee meetings. During the financial year ended December 31, 1998, the directors of the Company received aggregate cash compensation of $24,134 for their services. The Directors were also reimbursed for actual expenses reasonably incurred in connection with the performance of their duties as Directors.

Directors were also eligible to receive stock options issued pursuant to the Company's Stock Option Plan and in accordance with rules and policies of The Toronto Stock Exchange. On February 26, 1998, one Director was granted 30,000 stock options vesting over three years at an exercise price of $20.00 and five Directors were each granted 3,000 stock options with immediate vesting at an exercise price of $20.00. On September 17, 1998 three Directors were each granted 3,000 stock options vesting over two years at an exercise price of $15.50. These stock options are subject to the grantee being a Director on the date of vesting.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

No director, executive officer, senior officer, proposed nominee for election as a director or associate or affiliate of any such director, senior officer or proposed nominee, is currently indebted to the Company or its subsidiaries.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Management Proxy Circular, no insider, proposed nominee for election as a director, or any associate or affiliate of the foregoing, had any material interest, direct or indirect, in any transaction or proposed transaction since the commencement of the Company's 1996 fiscal year which has materially affected or would materially affect the Company or any of its subsidiaries.

PERFORMANCE GRAPH

The Company's  Common  shares  commenced  trading on The Toronto Stock  Exchange
(TSE) and Montreal Exchange (ME) on December 20, 1995 and, as a result, the performance graph illustrates the performance of the Company's shares for the 1998, 1997 and 1996 fiscal years only. Trading on The Nasdaq National Market commenced on November 26, 1996.

The following graph shows a $100 investment in MDSI shares over a three-year period compared with a similar investment in the TSE 300 companies over the same period. The graph assumes reinvestment of all dividends.


                         COMPARISON OF THREE-YEAR TOTAL
                     RETURN BETWEEN THE COMPANY AND TSE 300



 ----------------------------- ------------------- ------------------- ------------------- -------------------
                                   December 31,         December 31,      December 31,        December 31,
                                      1995                 1996             1997                  1998
 ----------------------------- ------------------- ------------------- ------------------- -------------------
 TSE 300                              100                 125.74              142.32              137.78
 MDSI                                 100                 220.51              276.92              282.05


CORPORATE GOVERNANCE

The Company's approach to corporate governance is set forth below.

Mandate of the Board

The mandate of the board of directors is to supervise the management of the business and affairs of the Company. In fulfilling its mandate, the board is responsible for, among other things:

(a)  adoption of a strategic planning process;
(b) identification of the principal risks of the Company's business and ensuring the implementation of the appropriate systems to manage these risks;
(c) succession planning for the Company including appointing, training and monitoring senior management;
(d)  a communications policy for the Company; and
(e) the integrity of the Company's internal control and management information systems.

The frequency of meetings of the board, as well as the nature of the items discussed, depend upon the state of the Company's affairs and the opportunities or risks which the Company faces.

Composition of the Board

The TSE Committee on Corporate Governance's report (the "TSE Report") issued in February 1995 recommends that a board of directors be constituted with a majority of individuals who qualify as "unrelated directors". The TSE Report defines an unrelated director as a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholdings. The TSE Report also recommends that in circumstances where a corporation has a "significant shareholder" (that is, a shareholder with the ability to exercise the majority of the votes for the election of the directors attached to the outstanding shares of the corporation) the board of directors should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder.

The directors have examined the relevant definitions in the TSE Report and have individually considered their respective interests and relationships in and with the Company. As a consequence, the board has determined that of its eight directors, six are unrelated directors and two are related directors. Messrs. Dysthe and Miller are each "inside directors" (i.e. directors who are officers and/or employees of the Company or any of its affiliates) and are, by definition, "related directors". The Company does not have a significant shareholder (as defined). The board considers its size of eight directors to be appropriate at the current time.

In response to the TSE Report, the board created a Corporate Governance and Nominating Committee which is responsible for, among other things, the Company's response to the TSE Report. The Company currently also has an Audit Committee and a Compensation Committee. Set out below is a description of the committees of the board, their mandates and their activities

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for the Company's response to the TSE Report and for monitoring and assessing the corporate governance system in place in the Company. The committee also monitors the Company's corporate disclosure policy and business conduct policy for its directors and officers as well as the effectiveness of the board, its size and composition, its committees and the individual performance of its directors. The committee is also responsible for identifying and recommending potential appointees to the board. The committee further ensures that an annual strategic planning process and review is carried out and periodically reviews the directors and officers third party liability insurance to ensure adequacy of coverage. The committee also approves an appropriate orientation and education program for new recruits to the board of directors.

The Corporate Governance and Nominating Committee is composed of six directors, all of whom are unrelated directors. They are Marc Rochefort, Robert C. Harris, Jr., Gerald F. Chew, Bruno Ducharme, Terrence P. McGarty and John T. McLennan.

Audit Committee

The Audit Committee reviews the annual and interim financial statements of the Company and certain other public disclosure documents required by regulatory authorities and makes recommendations to the board with respect to such statements and documents. The committee also makes recommendations to the board regarding the appointment of independent auditors, reviews the nature and scope of the annual audit as proposed by the auditors and management, reviews with management the risks inherent in the Company's business and risk management programs relating thereto and assesses the auditors' performance. The committee also reviews with the auditors and management the adequacy of the internal accounting control procedures and systems within the Company. The Audit Committee is composed of three directors, Terrence P. McGarty, Gerald F. Chew and Bruno Ducharme, all of whom are unrelated directors.

Compensation Committee

The mandate of the Compensation Committee is to ensure the ongoing and long-term development and deployment of high caliber senior management resources. The committee also ensures that compensation policy and practice is supportive of the Company's business strategies and that the relationship between senior management performance and compensation is appropriate. The committee is also charged with administering the Stock Option Plan and the Stock Purchase Plan of the Company. The committee reviews human resource matters with emphasis on overall strategy and programs relating to recruitment, development and continuity of personnel as well as the succession of senior management other than the Chairman and the Chief Executive Officer. The Compensation Committee is composed of three directors, Robert C. Harris, Jr., Gerald F. Chew and Kenneth
R. Miller, the majority of whom are unrelated directors.

Independence from Management

Mr. Erik Dysthe, the Chairman of the Board, is also a member of management. The TSE Report states that the independence of a board is most simply assured by appointing a chair who is not a member of management. The Corporate Governance and Nominating Committee and the board of directors have considered the issue of having an independent Chairman of the Board. Given the number of unrelated directors on the board and the fact that, commencing in February 1996, Mr. Kenneth R. Miller was appointed as President of the Company (and he was subsequently appointed as the Chief Executive Officer in November 1998) and that the Corporate Governance and Nominating Committee is comprised of all of the Company's outside directors who meet independently at least two times a year, the board supports Mr. Dysthe's continued chairmanship.

Decisions requiring Prior Approval

In addition to those matters which must by law or by the by-laws of the Company be approved by the board, management is required to seek board approval for major transactions, whether in the ordinary course of business or not.

Other

The Company considers its orientation and education program for new directors to be an important element in ensuring responsible corporate governance. In addition to extensive discussions with respect to the business and operations of the Company, a new director receives records of historical public information on the Company together with the mandates and prior minutes of applicable committees of the board. In addition, board meetings are regularly held at the Company's office in order to assist the directors in better understanding the Company's operations.

Through its investor relations department, the Company receives and responds to shareholder inquiries. Shareholder inquiries and concerns are dealt with promptly by senior management of the Company. To date, the board has not been required to take an active role in responding to shareholder inquiries and concerns.

In certain circumstances it may be appropriate for an individual director to engage an outside advisor at the expense of the Company. The engagement of the outside advisor would be subject to the approval of the Corporate Governance and Nominating Committee.

APPOINTMENT OF AUDITORS

The management of the Company will recommend to the Meeting to appoint Deloitte & Touche as auditors of the Company and to authorize the directors to fix their remuneration. Deloitte & Touche were first appointed auditors of the Company on September 11, 1995.

SPECIAL BUSINESS

A.   Approval of 1999 Stock Option Plan

On February 25, 1999, the Company established, subject to shareholder and regulatory approval, a share compensation arrangement known as the 1999 Stock Option Plan to replace its existing 1998 Stock Option Plan. Its purpose was to provide an incentive to the directors, officers, employees, consultants and the members from time to time of any advisory board created by the Company, to continue their involvement with the Company and increase their efforts on its behalf. A full copy of the 1999 Stock Option Plan will be available at the Meeting for review by shareholders. Shareholders may also obtain a copy of the 1999 Stock Option Plan from the Company prior to the Meeting, on request.

The 1999 Stock Option Plan is administered by the Compensation Committee which has been appointed by the board from among its own members and consists of three
(3) members. The maximum number of shares reserved for issuance under the 1999 Stock Option Plan is 2,100,000 common shares (compared with 1,850,000 common shares under the 1998 Stock Option Plan), of which 1,570,257 options have been granted and are outstanding as of the date hereof under the existing 1998 Stock Option Plan and will be grand-fathered under the 1999 Stock Option Plan. The proposed maximum number represents approximately 29% of the Company's outstanding shares. It is the intention of the Company on an annual basis to maintain the number of shares reserved for issuance under all of its share compensation arrangements, including the 1999 Stock Option Plan described above, at approximately 30% of its outstanding shares. The 1999 Stock Option Plan provides the Compensation Committee with the discretion to permit payment for options exercised by delivery of the optionee's personal recourse note bearing interest at a rate deemed by the Committee.

Between the period January 1, 1997, to February 25, 1999, 241,487 stock options granted by the Company under its predecessor stock option plans were exercised. Once exercised, these options are not available to be granted by the Company until re-authorized. Accordingly, on February 25, 1999 the Company, subject to shareholder and regulatory approval, reserved for issuance 241,487 common shares (the "Replacement Options") under the 1999 Stock Option Plan to replace those stock options exercised during the foregoing period under the predecessor plans, as well as reserving for issuance the additional 250,000 common shares required to increase the maximum number of shares issuable under the plan from 1,850,000 to 2,100,000.

Shareholder Approval

Management will be asking shareholders to approve the 1999 Stock Option Plan and the number of shares reserved for issuance under it, including the Replacement Options. The rules of the TSE provide that where a proposed share compensation arrangement, together with all of a company's other previously established or proposed share compensation arrangements, could result, at any time, in:

(a) the number of shares reserved for issuance pursuant to stock options granted to insiders exceeding 10% of the company's issued and outstanding share capital;
(b) the issuance to insiders, within a one-year period, of a number of shares exceeding 10% of the company's issued and outstanding share capital; or
(c) the issuance to any one insider and such insider's associates, within a one-year period, of a number of shares exceeding 5% of the company's issued and outstanding share capital;

then the share compensation arrangement must be approved by a majority of the votes cast at the shareholders' meeting other than votes attaching to securities beneficially owned by:

(d) insiders to whom shares may be issued pursuant to the share compensation arrangement; and
(e)  associates of persons referred to in sub-paragraph (d).

This is referred to as a "disinterested shareholder" vote. Since the aggregate number of shares reserved for issuance under the 1999 Stock Option Plan may exceed the limits as set out above, the policy of the TSE requires the Company to obtain approval of the 1999 Stock Option Plan by the disinterested shareholders, as a group. The following resolutions will be put to the shareholders for a vote. To the best knowledge of management, as of March 25, 1999, insiders eligible to participate in the 1999 Stock Option Plan and their associates beneficially own a total of 1,355,583 common shares of the Company.

"IT IS HEREBY RESOLVED BY ORDINARY RESOLUTION OF THE SHAREHOLDERS OF THE COMPANY
THAT:

1. the Company be authorized to grant stock options, including the Replacement Options, pursuant and subject to the terms and conditions of the 1999 Stock Option Plan entitling the option holders to purchase common shares of the Company;

2. the Compensation Committee be authorized to make such amendments to the 1999 Stock Option Plan from time to time, as may, in its discretion, be considered appropriate, provided always that such amendments be subject to the approval of all applicable regulatory authorities; and

3. any one director or senior officer of the Company be and he is hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company, if applicable, all such documents and other writings as may be required to give effect to the true intent of the foregoing resolutions."

B.   Approval of 1999 Stock Purchase Plan

Effective April 1, 1998 the Company established a share compensation arrangement for its employees known as the 1998 Stock Purchase Plan (the "Purchase Plan"), which was approved by the shareholders on May 7, 1998. The purpose of the Purchase Plan is to provide an incentive to the employees of the Company to continue their involvement with the Company and increase their efforts on its behalf. The Plan provides for all full and part-time employees of the Company to purchase the Company's common shares (the "Shares") by payroll deductions up to a maximum of $10,000 per year. Enrollment in the Plan is voluntary. At the commencement of every MDSI fiscal quarter, a subscription price for the Shares is established by the Company, and thereafter employees wishing to participate in the Plan enter into a subscription agreement with the Company for Shares. The subscription price is determined by reference to the greater of: (i) the TSE weighted average of Company's common shares for the first five (5) business days in the third month of the most recently completed fiscal quarter of the Company prior to the commencement date of the payroll deduction period, less fifteen percent (15%), or (ii) the TSE average of the Company's common shares on the fifth business day in the third month of the most recently completed fiscal quarter of the Company prior to the commencement date of the payroll deduction period, less fifteen percent (15%).

At the end of each of the Company's fiscal quarters in which an employee has subscribed for Shares, the employee has the following options with respect to his contributions:

(a) Authorize the Company to convert the total contribution to Shares at the previously established subscription price for that quarter, and require the Company to issue such Shares to the employee; or

(b) Authorize the Company to continue to hold the total contribution in trust for that employee to be applied against future purchases of Shares at the subscription price to be established for the future fiscal quarter in which the employee elects to purchase the Shares, as instructed by the employee from time to time.

The Purchase Plan has two components: employees can purchase Shares either through the "MDSI Purchase Plan" or the BC Government's Employee Share Purchase Program (the "ESOP"). The MDSI Purchase Plan provides for all employees to purchase Shares in the Company through payroll deduction. All shares purchased by employees under this part of the Plan are subject to a six-month hold period from the date the Shares are issued. The ESOP provides for employees who are residents of British Columbia to purchase Shares through payroll deduction and receive provincial tax credits. All Shares purchased by employees under the ESOP will be governed by the rules of the Employee Investment Act of British Columbia and are subject to a three-year hold period from the date the Shares are issued.

The Purchase Plan terminates on the earlier of March 31, 2008 and such other date as the board may determine. The Purchase Plan is administered by the Compensation Committee. All decisions of the Compensation Committee are approved by its members on a majority vote basis and are binding and conclusive for all purposes and upon all persons.

The maximum number of shares reserved for issuance under the Purchase Plan is 100,000 Shares. Since commencement of the original Stock Purchase Plan on July 1, 1996, 58,869 common shares have been issued by the Company to its employees. Once issued, these common shares are not available to be re-issued until re-authorized by the Company and its shareholders. Accordingly, on February 25, 1999 the Company, subject to shareholder and regulatory approval, reserved for issuance 58,869 Shares (the "Replacement Shares") under the Purchase Plan to replace those Shares issued during the foregoing period under the Purchase Plan and its predecessos and to provide for an aggregate of 100,000 Shares being available for issuance. As a result of this change, the Purchase Plan has been re-named the 1999 Stock Purchase Plan.

A full copy of the 1999 Stock Purchase Purchase Plan will be available at the Meeting for review by Shareholders. Shareholders may also obtain a copy of the 1999 Stock Purchase Purchase Plan from the Company prior to the Meeting, on request.

Shareholder Approval

Management will be asking shareholders to approve the 1999 Stock Purchase Plan and the reservation for issuance of the Replacement Shares under the 1999 Stock Purchase Plan. TSE policy requires the Company to obtain approval of the Replacement Shares by the disinterested shareholders, as described above. The following resolutions will be put to the shareholders for a vote. To the best knowledge of management, as of March 25, 1999, insiders eligible to participate in the 1999 Stock Purchase Purchase Plan and their associates beneficially own a total of 1,334,220 shares of the Company.

"IT IS HEREBY RESOLVED BY ORDINARY RESOLUTION OF THE SHAREHOLDERS OF THE COMPANY
THAT:

1. the Company be authorized to allot and issue the Replacement Shares pursuant to the 1999 Stock Purchase Plan, subject to the terms and conditions of the 1999 Stock Purchase Plan;

2. the Compensation Committee be authorized to make such amendments to the 1999 Stock Purchase Plan from time to time, as may, in its discretion, be considered appropriate, provided always that such amendments be subject to the approval of all applicable regulatory authorities; and

3. any one director or officer of the Company be and he is hereby authorized and directed to perform all such acts, deeds and things, and execute under the seal of the Company, if applicable, all such documents and other writings as may be required to give effect to the true intent of all of the foregoing resolutions."

C.       Approval of Shareholder Rights Plan

At the Meeting, shareholders will be asked to approve, ratify and confirm, with or without variation, the adoption of a shareholder rights plan (the "Rights Plan"). The present terms and conditions of the Rights Plan are set out in the shareholder rights plan agreement (the "Rights Agreement") dated as of December 17, 1998 between the Company and Montreal Trust Company of Canada (the "Rights Agent"), a copy of which is attached as Appendix "A" to this Management Proxy Circular.

Confirmation by Shareholders

While the Rights Plan became effective upon the entering into of the Rights Agreement on December 17, 1998, the Rights will terminate if the Rights
Agreement is not approved, with or without variation, at the Meeting by a majority of the votes cast by independent shareholders. In effect, all shareholders will be considered "independent" provided that they are not, at the relevant time, making a takeover bid for the Company.

Recommendation of the Board of Directors

In adopting the Rights Plan, the Board of Directors considered the appropriateness of establishing a shareholders' rights plan and concluded that it was in the best interests of the Company and its shareholders to adopt the such a plan. Accordingly, the Board of Directors unanimously recommends that shareholders approve the Rights Agreement by voting in favour of the resolution attached as Appendix "B".

Purpose of the Rights Plan

The Board of Directors has adopted the Rights Plan in recognition that takeover bids often do not result in shareholders receiving equal treatment or fair and full value for their shares. The Rights Plan was adopted to provide the Board of Directors with sufficient time to consider any takeover bid made for the Common shares of the Company and, if appropriate, to explore and develop alternatives to maximize shareholder value and to ensure that any such offer would be made to all shareholders and treat all shareholders equally. Neither at the time of the adoption of the Rights Plan nor at the time of this Management Proxy Circular was the Board aware of any pending or threatened takeover bid or offer for the Common shares of the Company. It was not the intention of the Board in adopting the Rights Plan to secure the continuance in office of the existing members of the Board or to avoid an acquisition of control of the Company in a transaction that is considered to be fair and in the best interests of the shareholders. The rights of shareholders under existing law to seek a change in the management of the Company or to influence or promote action of management in a particular manner will not be affected by the Rights Plan.

The Board believes that under the rules relating to takeover bids and tender offers in Canada and the United States there may be insufficient time allowed to directors to fully assess offers and develop alternatives for shareholders such as possible higher offers or corporate restructurings. The result may be that shareholders fail, in the absence of the Rights Plan, to realize the maximum value for their Common shares. Additionally, a potential acquiror could obtain effective control of the Company through a series of transactions with specific shareholders and not make an offer available to all shareholders. The Board is of the view that the Rights Plan will encourage persons seeking to acquire control of the Company to do so by means of a public takeover bid or offer available to all shareholders. The Board believes that the Rights Plan will likely deter unfair, coercive bid tactics and strategies that do not treat all shareholders equally. Recent decisions of certain Canadian securities regulatory authorities and courts indicate that a shareholder rights plan can be appropriately used for these purposes.

The objective of enhancing shareholder value in the context of an unsolicited takeover bid requires that the directors of the Company have a reasonable time to make the assessments necessary both of the bid as well as the other alternatives available. In responding to a bona fide takeover bid, the directors, as the representatives of the Company, have the responsibility to assess the takeover bid and to consider the bid in light of the best interests of the Company and its shareholders. The Board's' access to all material information regarding the Company and its familiarity with the Company's corporate strategies and alternatives ensures that it is well positioned to assess any takeover bid and the availability of higher value alternative transactions. This may result in the Rights Plan remaining in place for a period of time while the Board develops or assesses higher value alternatives, even if a majority of the outstanding Common shares have been tendered to a bid.

Background of the Rights Plan

On November 5, 1998, the board of directors (the "Board) authorized the Company's Corporate Governance and Nominating Committee to consider and make recommendations to the Board regarding the development of a shareholder rights plan. With the consent of the Board, Warburg Dillon Read, Bogle & Gates P.L.L.C., and Reid & Company were retained to provide advice regarding the establishment and structure of a shareholder rights plan. On December 17, 1998, after receiving advice from such committee and the Company's outside advisors, the Board approved the Rights Agreement.

In its consideration of shareholder rights plans, such committee, the Board and its advisors considered the shareholder rights plans recently adopted by other public companies in Canada and the United States, as well as recent experience in rights plans in the context of unsolicited takeover bids. This review led the Board to the conclusion that:

(a) shareholder rights plans have been a valuable tool in enabling boards of directors to enhance shareholder value in the face of unsolicited takeover bids;

(b) shareholder rights plans do not materially discourage the making of takeover bids; and

(c) any shareholder rights plan must be structured to address the concerns of shareholders and investment industry commentators on a basis consistent with the valid objectives of a shareholder rights plan.

The Board of Directors believes that the Rights Plan addresses these issues.

Summary Description of the Rights Plan

The following is a summary description of the operation of the Rights Plan. This summary is qualified in its entirety by reference to the text of the Rights Agreement which is attached as Appendix "A" to this Management Proxy Circular. Capitalized terms used but not defined below have the meanings ascribed to them in the Rights Agreement.

The Rights

The Rights were issued pursuant to the Rights Agreement between the Company and the Rights Agent. Each Right entitles the registered holder thereof to purchase from the Company on the occurrence of certain events, one common share at the price of CDN$140 per share, subject to adjustment (the "Exercise Price"). However, if a Flip-in Event occurs, each Right would then entitle the registered holder to receive, upon payment of the Exercise Price, that number of common shares that have a market value at the date of that occurrence equal to twice the Exercise Price. The Rights are not exercisable until the Separation Time (as defined below).

Overview of the Rights Plan

The Rights Plan utilizes the mechanism of the Permitted Bid to ensure that a person seeking control of the Company provides both the Company's shareholders and the board with sufficient time to evaluate the bid. The purpose of the Permitted Bid is to allow a potential bidder to avoid the dilutive features of a Rights Plan by making a bid in conformity with the conditions specified in the Permitted Bid provisions. If a person makes a takeover bid that is a Permitted Bid, the Rights Plan will not affect the transaction in any respect.

The Rights Plan should not deter a person seeking to acquire control of the Company if that person is prepared to make a takeover bid pursuant to the Permitted Bid requirements or is prepared to negotiate with the board of directors. Otherwise, a person will likely find it impractical to acquire 20% or more of the outstanding common shares because the Rights Plan will substantially dilute the holdings of a person or group that seeks to acquire such an interest other than by means of a Permitted Bid or on terms approved by the board of directors. When a person or group or their transferees become an Acquiring Person, the Rights Beneficially Owned by those persons become void, thereby permitting their holdings to be diluted. The possibility of such dilution is intended to encourage such a person to make a Permitted Bid or to seek to negotiate with the board the terms of an offer which is fair to all shareholders.

The Rights Plan will not prevent shareholders from disposing of their common shares through any takeover bid or tender offer for the Company. The directors will continue to be bound to consider fully and fairly any bona fide takeover bid or offer for the common shares of the Company and to discharge that responsibility with a view to the best interests of the shareholders.

The issuance of the Rights will not alter the financial condition of the Company, impose tax liabilities upon it or interfere with its business plans. The existence of the Rights themselves is not dilutive, will not affect reported earnings per share and will not change the way in which shareholders currently trade common shares.

Shareholder rights plans have been adopted by a large number of publicly held corporations in Canada and the United States. The terms of the Rights Plan are similar to those recently adopted by other Canadian companies.

Trading of Rights

Until the Separation Time (as defined below), the Rights will be evidenced only by the register maintained by the Rights Agent and outstanding common share certificates. The Rights Plan provides that, until the Separation Time, the Rights will be transferred with and only with the associated common shares. Until the Separation Time, or earlier termination or expiration of the Rights, each new share certificate issued after the Record Time, upon transfer of existing common shares or the issuance of additional common shares, will display a legend incorporating the terms of the Rights Agreement by reference. As soon as practicable following the Separation Time, separate certificates evidencing the Rights ("Rights Certificate") will be mailed to the holders of record of common shares as of the close of business at the Separation Time, and thereafter the Rights Certificates alone will evidence the Rights.

Acquiring Person and Flip-in Event

An Acquiring Person is, generally, a person who beneficially owns 20% or more of the outstanding common shares of the Company. The Rights Agreement provides certain exceptions to that rule, including a person who acquires 20% or more of the outstanding common shares through a Permitted Bid Acquisition, an Exempt Acquisition or in its capacity as Investment Manager, Trust Company, Plan Trustee or Statutory Body, provided in these latter instances that the person is not making or proposing to make a takeover bid. The term Acquiring Person does not include the Company or any subsidiary of the Company. If a person becomes an Acquiring Person (a "Flip-in Event"), each Right will generally convert into the right to purchase from the Company, upon exercise, a number of common shares having an aggregate Market Price on the date of the Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price.

Separation Time

The Separation Time is the close of business on the tenth day after the earlier of (i) the "Stock Acquisition Date", which is generally the first date of public announcement of facts indicating that a person has become an Acquiring Person;
(ii) the date of commencement of, or first public announcement of the intent of any person (other than the Company or any subsidiary of the Company) to commence a Takeover Bid (other than a Permitted Bid or a Competing Permitted Bid); and
(iii) the date on which a Permitted Bid ceases to be a Permitted Bid. In any of the above cases, the Separation Time can be such later business day as may from time to time be determined by the Board of Directors. If a Takeover Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation time, it shall be deemed never to have been made.

Permitted Bid

A Flip-in Event does not occur if a takeover bid is a Permitted Bid. A Permitted Bid is a Takeover Bid, made by means of a takeover bid circular, which, among other things:

(a) is made for all common shares to all holders of record of common shares as registered on the books of the Company (other than the Offeror);

(b) contains, and the take-up and payment for common shares tendered or deposited is subject to, an irrevocable and unqualified condition that no common shares will be taken up or paid for pursuant to the Takeover Bid prior to the close of business on the 60th day following the date of the Takeover Bid;

(c) contains irrevocable and unqualified provisions that, unless the Takeover Bid is withdrawn, all common shares may be deposited pursuant to the Takeover Bid at any time prior to the close of business on the date of first take-up or payment for common shares under the bid and that all common shares deposited pursuant to the Takeover Bid may be withdrawn at any time prior to the close of business on such date;

(d) contains an irrevocable and unqualified provision that no common shares will be taken up or paid for under the bid if less than 50% of the then outstanding common shares held by independent shareholders have been deposited under the bid; and

(e) contains an irrevocable and unqualified provision that, should the condition referred to in clause (d) be met, the Offeror will make a public announcement of that fact and the Takeover Bid will be extended on the same terms for a period of not less than 10 business days from the date of such public announcement.

The Rights Plan also provides for a "Competing Permitted Bid", which is a Takeover Bid, made while another Permitted Bid is outstanding, that satisfies all of the requirements of a Permitted Bid other than the requirements of clause
(b). The Competing Permitted Bid must expire no earlier than the later of (i) the date on which common shares may be taken up under the Permitted Bid which preceeded the Competing Permitted Bid; and (ii) 21 days following the date of commencement of the Competing Permitted Bid.

Takeover Bid

A Takeover Bid is defined in the Rights Plan as an offer to acquire common shares or other securities convertible into common shares, where the common shares subject to the offer to acquire, together with the common shares into which the securities subject to the offer to acquire are convertible, and the Offeror's Securities, constitute in the aggregate 20% or more of the outstanding common shares at the date of the offer.

Redemption and Waiver

At any time prior to the occurrence of a Flip-in Event, the board may redeem all, but not part, of the outstanding Rights at a redemption price of $0.0001 per Right, subject to appropriate adjustment in certain events.

The board may, prior to the occurrence of a Flip-in Event, waive the application of the Flip-in Event provisions to a transaction that would otherwise be subject to those provisions, provided that such Flip-in Event occurs by way of a Takeover Bid made by means of a takeover bid circular to all shareholders of record. If a waiver is granted, the board of directors will have been deemed to have waived the application of the Flip-in Event provisions to all other Takeover Bids made by takeover bid circular to all holders of record of common shares which are made prior to the expiration of any Takeover Bid in respect of which a waiver is, or is deemed to have been, granted. The board may also, in respect of any Flip-in Event, waive the application of the Flip-in Event provisions to such Flip-in Event, where the Acquiring Person became such by inadvertence.

Amendments

The Company may, from time to time make amendments to the Rights Agreement in order to correct any clerical or typographical error or which are required to maintain the validity of the Rights Agreement as a result of any change in any applicable legislation, regulations or rules thereunder. The Company may also, prior to shareholder approval of the Rights Plan at the Meeting, supplement or amend the Rights Agreement without the approval of any holders of Rights or common shares to make any changes which the board may deem necessary or desirable, provided that no such supplement or amendment shall be made to the provisions relating to the Rights Agent except with the concurrence of the Rights Agent. Any supplement, amendment or variance made after the date of the approval of the Rights Plan but prior to the Separation Time may only be made with the prior consent of the "independent shareholders" (essentially all shareholders other than an acquiring Person and related parties) provided that no such supplement, amendment or variance shall be made to the provisions relating to the Rights Agreement except with the concurrence of the Rights Agent. Any supplement or amendment made on or after the Separation time may only be made with the prior consent of the holders of Rights provided that no such supplement, amendment or variance shall be made to the provisions relating to the Rights Agreement except with the concurrence of the Rights Agent. In addition, any amendment to the Rights Agreement is subject to the prior written consent of The Toronto Stock Exchange and the Montreal Exchange.

Term

The Rights Plan became effective on December 17, 1998 and will terminate if not ratified by a resolution passed by a majority of greater than 50 per cent of the votes cast by independent shareholders at the Meeting. The Rights expire on December 17, 2003, unless earlier redeemed by the board.

See Appendix "B" for the text of the resolution to approve the Rights Agreement.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Management of the Company knows of no matters to come before the Meeting other than those referred to in the Notice of Meeting accompanying this Management Proxy Circular. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy accompanying this Management Proxy Circular to vote the same in accordance with their best judgement of such matters.

GENERAL

All matters referred to herein for approval by the shareholders require a simple majority of the shareholders voting (disinterested, where applicable), in person or by proxy, at the Meeting.

AVAILABILITY OF DOCUMENTS

The Company will provide to any person or company one copy of any of the following documents:

(a) the latest annual information form of the Company, together with any document, or the pertinent pages of any document, incorporated therein by reference, filed with the applicable regulatory authorities;

(b) the comparative financial statements of the Company for its most recently completed financial year in respect of which financial statements have been issued together with the accompanying report of the auditor and any interim financial statements of the Company, filed with the applicable regulatory authorities subsequent to the filing of the annual financial statements; and

(c)       the information  circular of the Company in respect of its most recent
          annual  meeting  of   shareholders   that  involved  the  election  of
          directors, filed with the applicable regulatory authorities.

Copies of the above documents will be provided free of charge to security holders of the Company upon request to the Corporate Secretary at the Company's head office: 10271 Shellbridge Way, Richmond, British Columbia, V6X 2W8. Telephone number: (604) 207-6000; fax number (604) 207-6060.

DIRECTORS' APPROVAL

The contents and sending of this Management Proxy Circular have been approved by the Directors of the Company.

DATED at Richmond, British Columbia, this 25th day of March, 1999.

                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     /s/ Erik Dysthe
                                    --------------------------------------------
                                     Erik Dysthe
                                     Chairman of the Board

                                  APPENDIX "B"

             RESOLUTION APPROVING SHAREHOLDER RIGHTS PLAN AGREEMENT


BE IT RESOLVED THAT:

1. A Shareholder Rights Plan upon the terms and conditions set forth in the Shareholder Rights Plan Agreement (the "Agreement") dated as of December 17, 1998 between MDSI Mobile Data Solutions Inc. (the "Company") and Montreal Trust Company of Canada, as Rights Agent, as the same may be amended prior to the date of the Annual General Meeting, is hereby approved, ratified and confirmed; and

2. Any director or officer of the Company be and is hereby authorized to execute and deliver in the name of and on behalf of the Company all such certificates, instruments, agreements, notices and other documents and to do all such other acts and things as in the opinion of such person may be necessary or desirable in connection with the Agreement and the performance by the Company of its obligations thereunder.